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                                                                    Exhibit 99B

FOR IMMEDIATE RELEASE

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
                                                                            Kevin
                                                         INVESTOR CONTACT:  Helmintoller
                                                                            410-953-1218

                                                         MEDIA CONTACT:     Erin Somers
                                                                            410-953-2405
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                  MAGELLAN COMPLETES RESTRUCTURE OF OWNERSHIP
                      OF CHARTER BEHAVIORAL HEALTH SYSTEMS
         COMPANY COMPLETES DIVESTITURE OF PROVIDER AND FRANCHISE ASSETS

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COLUMBIA, Md.--September 14, 1999--Magellan Health Services, Inc. (NYSE:MGL),
today announced the completion of the divestiture of its hospital-based provider and franchise assets and reduction in its ownership interest in Charter Behavioral Health Systems (CBHS).

The divested assets include Magellan's franchise and call center operations, related intellectual property, and certain other assets. The company will transfer its hospital-based assets to CBHS at a later date. Magellan has also cancelled franchise fees due from CBHS and will no longer be obligated to provide franchise services to CBHS. While the transfer of these assets will result in a primarily non-cash, after-tax charge of approximately $42 to $48 million in the fourth quarter, the transfer of the franchise assets to CBHS will eliminate approximately $5 to $6 million per year in pre-tax losses related to franchise operations.

Magellan has also redeemed 80 percent of its common interest and all of its preferred interest in CBHS, leaving Magellan with a 10 percent common membership interest. In addition, Magellan will no longer have any representation on CBHS's board of directors.

"We are pleased with the closure of this divestiture," said Henry T. Harbin, president and CEO of Magellan Health Services. "It completes a critical step in achieving our goal of becoming a pure specialty managed care organization."

Magellan Health Services, Inc., is the nation's leading specialty managed care organization. The Company comprises three main business units: Magellan Behavioral Health, the nation's largest managed behavioral health care organization, covering 65 million members; Magellan Specialty Health, a manager of specialist networks and disease management programs for over three million health plan members; and National MENTOR, which provides community-based services to nearly 6,400 individuals.

Certain of the statements in this press release including, without limitation, statements regarding charges and elimination of losses, constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Risk factors such as the ability to accurately estimate the charges and elimination of losses associated with the transaction described, ability to successfully integrate acquisitions, ability to consummate strategic alternatives, ability to generate new business and the impact of governmental/regulatory issues and other factors could have a material adverse impact on the Company or prevent the Company from achieving the results discussed. For a more complete discussion of these and other risk factors, please see "Cautionary Statements--The Company" and "Cautionary Statements--CBHS" in Magellan's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended, filed with the Securities and Exchange Commission on March 30, 1999 and the Company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999.

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